As filed with the Securities and Exchange Commission on March 31, 2020

Registration No. 333-213990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AQUAVENTURE HOLDINGS LIMITED

(Exact name of issuer as specified in its charter)

British Virgin Islands	98-1312953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Conyers Corporate Services (BVI) Limited

Commerce House, Wickhams Cay 1

P.O. Box 3140 Road Town

British Virgin Islands VG 1110

(Address of Principal Executive Office)

AquaVenture Holdings Limited 2016 Share Option and Incentive Plan

AquaVenture Holdings Limited 2016 Employee Stock Purchase Plan

AquaVenture Holdings LLC Amended and Restated Equity Incentive Plan

Quench USA Holdings LLC 2014 Equity Incentive Plan

Quench USA, Inc. 2008 Stock Plan

(Full title of plan)

John Griffith

Vice President and General Counsel

9399 W. Higgins Rd, Ste 1100

Rosemont, IL 60018

847-430-2800

(Name, address and telephone number of agent for service)

Copies to:

James R. Griffin

Weil, Gotshal & Manges LLP

6950, 200 Crescent Ct suite 300

Dallas, Texas 75201

Telephone: (214) 746 7779

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF COMMON STOCK

On October 6, 2016 AquaVenture Holdings Limited (“AquaVenture”) filed a registration statement on Form S-8 (File No. 333-213990) (the “Registration Statement”) with the Securities and Exchange Commission, registering (i) 5,000,000 ordinary shares of AquaVenture, no par value (the “Ordinary Shares”), under the AquaVenture Holdings Limited 2016 Share Option and Incentive Plan, (ii) 250,000 Ordinary Shares under the AquaVenture Holdings Limited 2016 Employee Stock Purchase Plan, (iii) 109,144 Ordinary Shares under the AquaVenture Holdings LLC Amended and Restated Equity Incentive Plan, (iv) 92,566 Ordinary Shares under the Quench USA Holdings LLC 2014 Equity Incentive Plan and (v) 3,350 Ordinary Shares under the Quench USA, Inc. 2008 Stock Plan.

On March 30, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 23, 2019, by and among AquaVenture, Culligan International Company, a Delaware corporation (“Culligan”) and Amberjack Merger Sub, a business company incorporated under the laws of the British Virgin Islands and subsidiary of Culligan (“Amberjack”), Amberjack merged with and into AquaVenture, with AquaVenture being the surviving company of the merger and AquaVenture became a subsidiary of Culligan (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by AquaVenture in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares registered under the Registration Statement that remain unsold at the termination of the offerings, AquaVenture hereby removes from registration the Ordinary Shares registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of March, 2020.

AQUAVENTURE HOLDINGS LIMITED.

By:	/s/ Allen Hamood
Name:	Allen Hamood
Title:	Executive Vice President,
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 of the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Allen Hamood	Director,	March 31, 2020
Executive Vice President
and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer
and Principal Accounting Officer)
/s/ Andrew Kellog	Director	March 31, 2020

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